Exhibit 10.19.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Amended and Restated Employment Agreement by and between American Medical Response, Inc. (“AMR”) and Mark Bruning (the “Executive”), dated as of May 4, 2009 (the “Employment Agreement”), is made and effective this 16th day of March, 2010 (the “Effective Date”).

RECITALS

WHEREAS, AMR and the Executive previously entered into that certain Employment Agreement; and

WHEREAS, AMR and the Executive desire to amend the Employment Agreement on the terms described herein.

NOW, THEREFORE, the Employment Agreement is hereby amended as follows:

1.             The first sentence of Section 6.A of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“Executive agrees that during the term of this Agreement, and for a period thereafter which is the longer of twelve (12) months or the period during which payments are received pursuant to Section 7.E, Executive will not in any manner directly or indirectly: (a) disclose or divulge to any person, entity, firm, company or employer, or use for Executive’s own benefit or the benefit of any other person, entity, firm, company or employer directly or indirectly in competition with Employer, any knowledge, information, business methods, techniques or data of Employer; (b) solicit, divert, take away or interfere with any of the accounts, trade, business patronage, employees or contractual arrangements of Employer; or (c) compete with Employer, or enter into any contractual arrangements either individually or as equityholder in any entity, for the provision of air or ground ambulance services, medical transportation services or managed medical transportation services within one hundred (100) miles of any client of Employer.”

2.             Section 7.E of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“Upon termination of Executive’s employment by the Company pursuant to Section 7.B, Executive shall be entitled to receive (i) all cash compensation earned under this Agreement to the date of termination plus (ii) Base Salary in the amount payable on the date immediately prior to termination for an additional period of two (2) years following the date of termination, payable on the Company’s regularly scheduled payroll dates during such period.  The restrictive covenants set forth in Section 6.A of this Agreement shall remain in effect for the period during which payments are received by Executive under this Section 7.E.

For purposes of Section 409A of the Code, the right to a series of installment payments hereunder shall be treated as a right to a series of separate payments.  Notwithstanding anything herein to the contrary, in the event that Executive is determined to be a specified employee within the meaning of Section 409A of the Code for purposes of any payment on termination of employment hereunder, and such payment (or any portion thereof) does not meet the short-term deferral exception, the involuntary separation from service exception or another applicable exception to deferred compensation for purposes of Section 409A of the Code, payment shall be made or begin, as applicable, on the first payroll date which is more than six months following the date of separation from service, to the extent required to avoid any adverse tax consequences under Section 409A of the Code.”

3.             Except as specifically set forth herein, all of the terms and conditions of the Employment Agreement are declared by the parties to be in full force and effect without change.

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IN WITNESS WHEREOF, Company and Executive have executed this Amendment, in multiple counterparts, each of which shall be deemed an original, effective as of the Effective Date.

MARK BRUNING

/s/ Mark Bruning

AMERICAN MEDICAL RESPONSE, INC.

By:	/s/ William A. Sanger

Title:	Chief Executive Officer